UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 11, 2008
Commission file number 1-13163
___________

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On July 11, 2008, Yum! Brands, Inc. (“Yum”) executed a three-year syndicated Term Loan (the “Term Loan”) totaling $375 million.  J.P. Morgan Securities Inc. arranged the Term Loan on our behalf.  JPMorgan Chase Bank, N.A. will serve as Administrative Agent for the Term Loan, which was syndicated among 15 participants.

The interest rate for borrowings under the Term Loan ranges from 1.00% to 2.50% over the “London Interbank Offered Rate” (“LIBOR”) or is determined by an Alternative Base Rate, which is the greater of the Prime Rate or the Federal Funds Rate plus 0.50%.  The exact spread over LIBOR under the Term Loan will depend upon Yum’s performance under specified financial criteria.  Interest payments on the Term Loan are dependent upon the maturity of the underlying LIBOR tenor.

The Term Loan is unconditionally guaranteed by Yum's principal domestic subsidiaries and contains financial covenants relating to the maintenance of leverage and fixed charge coverage ratios.  The Term Loan also contains affirmative and negative covenants including, among other things, limitations on certain additional indebtedness and liens, and certain other transactions as defined in the agreements. These covenants are substantially similar to those contained in our Credit Facility and our International Credit Facility, both of which were filed as exhibits to our Annual Report on Form 10-K for the year ended December 29, 2007.  The Term Loan will be filed as an exhibit to our Form 10-Q for the quarter ended June 14, 2008.

The Administrative Agent for the Term Loan, JPMorgan Chase Bank, N.A., also serves as the Facility Agent for our $1.15 billion domestic revolving credit facility, and certain lenders under the Term Loan are also lenders under our $1.15 billion domestic revolving credit facility and our $350 million international revolving credit facility.  In addition, we have other banking relationships with several of the lenders under the Term Loan.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Section 1 - Registrant’s Business and Operations - Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date: July 15, 2008	/s/ Ted F. Knopf
Senior Vice President of Finance
and Corporate Controller
(Principal Accounting Officer)